Exhibit 4.4.2

SCHLUMBERGER DISCOUNTED STOCK PURCHASE PLAN

(As Amended and Restated January 21, 1998)

First Amendment

Schlumberger Limited, a Netherlands Antilles corporation, having heretofore adopted the Schlumberger Discounted Stock Purchase Plan, as amended and restated January 21, 1998, and having reserved the right under Section 21 thereof to amend the Plan, does hereby amend the Plan, effective, January 19, 2000 as follows:

1.     The first sentence of the first paragraph of Section 4 of the Plan is hereby amended in its entirety to read as follows:

“Each “Employee” (as hereinafter defined), except as described in the next following paragraph, shall become eligible to participate in the Plan in accordance with Section 5 on the first “Enrollment Date” (as hereinafter defined) coincident with or next following employment with the Company.”

2.     The second paragraph of Section 4 of the Plan is hereby amended in its entirety to read as follows:

“The following Employees are not eligible to participate in the Plan:

(i) Employees who would, immediately upon enrollment in the Plan, own directly or indirectly, or hold options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any subsidiary;

(ii) Employees who are customarily employed by the Company less than twenty (20) hours per week or less than five (5) months in any calendar year; and

(iii) Employees who are prohibited by the laws and regulations of the nation of their residence or employment from participating in the Plan as determined by the Committee.”

3.     The first sentence of the third paragraph of Section 6 of the Plan is hereby amended in its entirety to read as follows:

“A Participant may elect to increase or decrease the rate of contribution effective as of the first day of any calendar month by giving timely written notice to the Personnel Department of the Company on the appropriate form, as determined by the Committee from time to time.”